Exhibit 10.1

JOINT VENTURE AGREEMENT

CALIWANNA CANNABIS GLOBAL, INC

This Joint Venture ("Agreement") is entered into on March 11, 2022 (the "Effective Date") by and among the following:

•	Cannabis Global, Inc. a California Corporation located at 520 South Grand Avenue, Ste. 320, Los Angeles, California 90071 (“Cannabis Global”);
•	Natural Plant Extract of California, is a California Corporation located at 11116 Wright Road, Lynwood, CA 90262 (“NPE”);
•	Northern Lights Distribution is a California Corporation located at 11116 Wright Road, Lynwood, CA 90262 and wholly owned by NPE (“NLD”);
•	Brand Packaging Factory, LLC, and doing business as Caliwanna, is a California Limited Liability company (“Caliwanna”) located 369 S Doheny Drive, Suite 162, Beverly Hills, Ca 90211;
•	Nicolas Bitzer (“Bitzer”) is an individual.
•	Daniel Afari (“Afari”), is an individual.
•	Caliwanna, Cannabis Global, Inc. (“Caliwanna Cannabis Global”) a newly formed Nevada registered corporation located at 520 South Grand Avenue, Ste. 320, Los Angeles, California 90071.

Cannabis Global, NPE, Caliwanna, Bitzer and Afari referred to herein as a “Party”, or collectively as the

“Parties.” Bitzer and Afari are referenced herein as the Caliwanna Owners.

RECITALS

WHEREAS, Cannabis Global is a publicly traded corporation and majority owner of licensed and permitted cannabis manufacturer NPE and distributor NLD.

WHEREAS, Caliwanna Cannabis Global has recently been formed or will be formed as a Nevada registered Corporation for the purpose of becoming the corporate entity vehicle to hold and manage the assets and business operations of a cannabis business (the “Joint Venture”) operating under licenses issued by the State of California and issued to NPE and NLD jointly owned as a joint venture by NPE, Cannabis Global and Caliwanna, the other parties referenced herein (the “JV Owners”).

WHEREAS, NPE is a corporation organized and operating in good standing under the laws of the State of California. NPE possesses expertise in business organization and management of operations within the cannabis marketplace. The Board of Directors wishes to enter into this Agreement, thus becoming a JV Owner.

WHEREAS, Cannabis Global is a corporation organized and operating in good standing under the laws of the State of Nevada. Cannabis Global possesses expertise in business organization and management of operations within the cannabis marketplace. The Board of Directors wishes to enter into this Agreement, thus becoming a JV Owner via its majority ownership of NPE.

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WHEREAS, Brand Packaging Factory dba Caliwanna (“Caliwanna”) is a limited liability company organized and operating in good standing under the laws of the State of California. Caliwanna owns cannabis brands as outlined in Appendix A, and hereafter known as the Caliwanna Brands, and sales/marketing expertise. Caliwanna and its owners, Bitzer and Afari, wish to enter into this Agreement, thus becoming a JV Owner.

WHEREAS, Bitzer and Afari hold specific business, marketing, and/or sales expertise and wish to apply this expertise to the Joint Venture and thus become JV Owners, via their ownership of Caliwanna.

WHEREAS, One, or more of the owners, directors, shareholders or partners of the Parties is a partial owner, shareholder or partner in another Party and thus, this Agreement, relative to these Parties, is between Related Parties, as defined in FASB Accounting Standards Codification 850.

WHEREAS, Pursuant to the terms and conditions of this Agreement, the Parties determined that it is desirable and advantageous to formally join and participate in this Joint Venture Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. General Provisions

1.1. Joint Venture Creation. The Parties hereby create a joint venture to be known as Caliwanna Cannabis Global, Inc.

1.2 Joint Venture Purpose. The primary purpose of the Joint Venture is to engage in business operations related to the manufacturing, distribution, sales and marketing of cannabis products as permitted under California laws, codes, regulations, and issued permits and licenses.

1.3 Term of the Agreement. This Joint Venture shall commence on the Effective Date and shall continue in existence in perpetuity or until terminated, liquidated, or dissolved by law or as hereinafter provided.

1.4 Control of the Joint Venture. The Joint Venture shall be governed by a Board of Directors (the

“Board”) with the responsibilities outlined herein.

1.5 Appointment of the Board of Directors. The Board of Directors (the “JV Board”) shall consist of three (3) of the Parties. These will include:

a)	Two (2) directors appointed by Cannabis Global or NPE.
b)	One (1) director appointed by Caliwanna.

The Directors, as outlined above, shall serve during the Term of this Agreement. Should any appointed director resign for any reason or be unable to perform his or her duties, a replacement shall be named as outlined above.

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1.6 Operation of the Board of Directors.

The Board shall operate as follows:

(a)	Voting. Approval of matters within the scope of the Board of Directors shall require the affirmative vote of a majority of all directors. Directors may vote in person, by telephone, by email or by written proxy. Matters beyond the authority of the Board of Directors shall be brought to the shareholders for consideration.

(b)	Meetings; Time & Place. The Board of Directors shall meet at least semi-annually (unless the Board of Directors otherwise determine) on such dates as the Board of Directors may agree in writing. Additional meetings shall be held at the written request of any director on five business days’ notice issued to all directors by the director requesting the meeting. Unless otherwise agreed by the Board, the meetings shall occur at a location reasonably designated by the directors. Board meeting may occur telephonically, or by any other acceptable means.

(c)	Quorum. A quorum for all meetings of the Board of Directors shall be two directors represented in person or by proxy.

(d)	Unanimous Consent. Any action of the Board of Directors may be taken without a meeting by formal written resolution if all directors sign the resolution.

(e)	Minutes. Minutes of all meetings of the Board of Directors shall be kept by such person as is designated by the Board, and copies of all Board of Directors minutes and other resolutions approved by the Board of Directors shall be given to each director.

(f)	Specific Powers of the Board of Directors. The Board of Directors shall have, without limitation, the specific power to:

1)	Modify the type of business, which the Joint Venture will operate;

2)	Review and approve, as applicable, quarterly or annual operating expense, personnel and capital budgets and operating plans;

3)	Review operating results and operating performance forecasts;

4)	Approve all spending, budgets and investments of the Joint Venture;

5)	Approve all agreements of the Joint Venture;

6)	Approve establishment and closure of all lending and borrowing relationships;

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7)	Approve material legal actions on behalf of, and review material legal actions against, the Joint Venture, and approve conduct and any settlement of such actions involving amounts which could have a material adverse effect on the Joint Venture or a Party;

8)	Make decisions on matters of policy to be followed and material elections to be made in connection with the taxes and tax returns of the Joint Venture;

9)	Approve the financial statements of the Joint Venture;

10)	Approve any indebtedness not incurred in the ordinary course of business of the Joint Venture;

11)	Make or assume suretyships, guaranties and/or similar liabilities for the Joint

Venture;

12)	Approve or void any other action of the Joint Venture or its management.

The Board of Directors shall have the power by appropriate action taken by it, to delegate any of its powers or other duties to any other person or committee.

2.	Management of the Joint Venture.

2.1 Obligations and Managerial Responsibility. The Parties will have responsibility to carry out the financial decisions and expenditures of the Joint Venture as dictated by the Board.

A general manager shall be appointed by the Board of Directors to oversee day-to-day operations of the Joint Venture. The General Manager shall be responsible for the on-site operations of the business and will disburse funds according to a budget pre-approved by the Board. Any expenditure of funds not previously approved by the Board will be submitted for approval at the time of the request, except for nominal expenses of less than $1,000, which will be approved and dispensed by the General Manager at his/her discretion.

2.2 General Manager Reporting. Within thirty (30) Business Days after the end of each calendar quarter, the General Manager shall provide the Board of Directors a reasonably detailed written report describing the then-current status of all activities in the Joint Venture.

2.3 Good Faith and Fair Dealing. The Parties agree to utilize good faith practices to jointly oversee, manage and coordinate the day to day operations of the Joint Venture and in all business dealings of the Joint Venture and to exercise due care and prudent business judgment to loyally carry out the operations for the benefit of the Joint Venture.

3. Outline of the Course of Business of the Joint Venture

Relative to the Course of Business of the Joint Venture, the Parties agree to the following:

3.1. The Parties will, 1) jointly market the Caliwanna brands outlined in Appendix A (the “Caliwanna Brands”), with all revenues from the Caliwanna Brands being contributed to the Joint Venture and 2) where agreed to by the JV, jointly market the Non Caliwanna Brands outlined in Appendix C, with all such revenues being contributed to the JV, and 3) jointly market other items and products, as approved by the JV.

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3.2. While the Parties will jointly market the Caliwanna Brands, full and complete ownership shall remain with Caliwanna, Bitzer and Afari, until otherwise specified by the terms outlined by this Agreement, or otherwise agreed to by the Parties.

3.3 The Parties shall expeditiously rebrand to www.caliwanna.com website so that it is clear to the site viewer that the Caliwanna brands are part of a Joint Venture between the Joint Venture Partners. It is envisioned the website changes will be minor with the “About Us” section being changed to reflect the JV, and headings of each page of the site changed to reflect the JV. The main theme of the site shall remain mainly unchanged with the majority of the changes to be limited to the areas outlined here.

3.4 The Parties have already been engaged in initial discussion on a first brand for cannabis edibles. The Parties agree to launch this first new product line as soon as possible.

3.5 The Parties agree as soon as is practical to launch the NPE produced solventless extracts under Caliwanna’s Wolfgang Wax brand name. The Parties agree to work in good faith to expeditiously negotiate costs associated with the launch of the new product line.

3.6 The Parties agree to market all current and future brands produced by either NPE or NLD under the terms outlined herein (the “NPE Brands”). These will initially include resin/rosin infused prerolls, other concentrate products, edibles and beverages. The Parties agree to work in good faith to expeditiously negotiate reasonable and normal sales commissions relative to the sales of the NPE Brands. NPE shall have full rights to market the NPE brands outside of the JV.

3.7 NPE, NLD and/or Cannabis Global (the “NPE Group”) subject to Section 3.8 shall make a substantial investment toward building a robust and marketing/sales program to market the Caliwanna and NPE brands, which will be approved and administered by the JV Board. The NPE group shall commit to the investments outlined in Appendix B relative to this effort (the “Marketing Investment”).

3.8 The Parties acknowledge the Marketing Investment is contingent on the NPE group raising the capital to fund the Market Investment (the “Marketing FundRaising Event”), such as: 1) funds acquired from Cannabis Global relating to a filing and effectiveness with the United State Securities & Exchange Commission on Form S-1, or similar form, allowing Cannabis Global raising the funds for the Marketing Investment, 2) funds acquired from Cannabis Global via a private placement to raise the funds for the Marketing Investment, or 3) funds acquired via some similar or other fundraising effort.

3.9 The NPE Group shall transfer the Marketing Investment funds so that the funds are under the control of the JV Board. The JV Board shall have the responsibility in a timely manner to fund the marketing programs approved by the JV Board. Should the JV Board not administrate the allocated funds outlined within this Agreement any of the Parties will have the option to begin Procedures of Default outlined in herein.

4. Flow of Funds and Compensation of the Parties

4.1 NPE Management Fee Caliwanna Brand and Non-Caliwanna Brands. Relative to the Caliwanna

Brands outlined in Appendix A (the “Caliwanna Brands”) and the Non-Caliwanna Brands, outlined in Appendix C (the “Non-Caliwanna Brands”), NPE shall retain as a JV management fee the following:

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a)	Seven percent (7%) of JV revenue during the Term of this Agreement, and,
b)	Any revenues equal to the wholesale price less the established minimum price for each product sold under the JV.
4.2	NPE Management Fee – Bulk Sales, Wholesale and Other Sales Made by the JV. For sales produced by the JV of bulk sales, wholesale or other sales, the gross margin for each such sale shall be retained by the JV.

4.3	Preferred Share Compensation in Cannabis Global to the Caliwanna Owners. As further consideration for the transaction, Cannabis Global shall amend its articles of incorporation to designate a new preferred class of common stock designated as Series C Convertible Preferred Stock (the "JV Preferred Series").

The number of JV Preferred Series shares designated shall be one million (1,000,000) with a par value of $0.001 per share. As will be outlined in the JV Preferred Shares Certificate of Designation, the series will convert to common shares at a rate of one (1) share of JV Preferred to one thousand (1,000) share of Cannabis Global common stock.

The Certificate of Designation will also outline:

a)	Provisions pertaining to a “Back Stop” allowing the holders of the JV Preferred to convert the JV Preferred to common shares for sales and to project the value of the JV Preferred should the underlying value of the common shares of Cannabis Global, upon conversion to the common shares, fall below the original value at the time of issuance of the JV Preferred Shares.

b)	Provisions pertaining to allowing the holder to convert into common shares six months after issuance.

c)	Normal holding period restrictions pertaining to SEC, FINRA, and securities broker holding periods, legend removal, procedures for sales, holding periods, etc.

d)	The JV Shares shall be considered earned and vested by the Caliwanna Owners upon issuance.

e)	Provisions pertaining to the effectiveness of this JV Agreement being contingent on the Caliwanna Owners agreeing to and signing the JV Preferred Shares provision and accepting the terms of the JV Preferred Shares.

4.4 JV Common and JV Preferred Shares Issuances. The number of common and JV Preferred shares at issuance shall be determined as follows:

4.4.1 Relative to Specific Agreed to Activities and Sales of the Caliwanna Brands.

Upon the Effective Date, and to be completed within the first thirty (30) days after the Effective Date, the JV shall take several actions (the “Initial Actions”). These Initial Action are the following:

-	implement the changes outlined herein relative to the Caliwanna website,

-	complete of the task of the beginning of marketing for NPE’s rosin infused prerolls by Caliwanna,

-	complete of the task of the beginning of marketing for NPE’s edible product by Caliwanna, and,

-	complete the task of the beginning of marketing for NPE’s edible product by Caliwanna.

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4.4.2 Assuming the Initial Actions are completed, each of Bitzer and Afari shall receive the following:

a)	90 days after the effective date each of Bitzer and Afari, or their designees, shall be issued a number of common Shares, according to the following formula:

$25,000 divided by the closing price of the common shares of Cannabis Global on the last trading day immediately before the 90th day after the Effective Date.

Bitzer and Afari shall be granted piggyback registration rights to register these common shares. Cannabis Global agrees to file a registration statement within fifteen (15) days of issuance to register these shares.

b)	120 days after the effective date each of Bitzer and Afari, or their designees, shall be issued a number of common Shares, according to the following formula:

$25,000 divided by the closing price of the common shares of Cannabis Global on the last trading day immediately before the 120th day after the Effective Date.

Bitzer and Afari shall be granted piggyback registration rights to register these common shares. Cannabis Global agrees to file a registration statement within fifteen (15) days of issuance to register these shares.

All shares of common shares outlined in Section 4.4.2, are restricted securities under Rule 144. In the event that when the Rule 144(d) holding period is satisfied for each respective tranche, and the value of the conversion shares is less than $25,000, Cannabis Global shall true-up Bitzer and Afari by issuing that number of additional shares based upon the closing price on the Rule 144 date, to bring each of Bitzer and Afari to a total of $25,000, for each tranche issue, in value, and

4.4.3 JV Preferred Issuances

a)	At the calendar quarter ending after the first six (6) months of the Effective Date (the “First Equity Period”), the Caliwanna owners, or their designees, shall be issued a number of JV Preferred Shares according to the following formula:

Two hundred percent (200%) of the JV revenues booked and collected during the First Equity Period divided by the closing price of the common shares of Cannabis Global on the day of the issuance date divided by one thousand (1,000).

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JV Revenues are defined as approved sales of collected sales, less pass-through taxes, such as excise tax, plus non-pass through taxes, from the City of Lynwood (1.5%). All shares of JV Preferred shares outlined in this section and the shares convertible thereby, are restricted securities under Rule 144.

b)	Subsequent to the First Equity Period, at the end of each subsequent calendar quarter for two (2) quarters

(the “Secondary Equity Periods”), the Caliwanna owners, or their designees, shall be issued a number of

JV Preferred according to the following formula:

Two hundred percent (200%) of the JV revenues booked and collected during the quarter divided by the closing price of the common shares of Cannabis Global on the day of the issuance date, divided by one thousand (1,000).

JV Revenues are defined as approved sales of collected sales, less pass-through taxes, such as excise tax, plus non-pass through taxes, from the City of Lynwood (1.5%). All shares of JV Preferred shares outlined in this section and the shares convertible thereby, are restricted securities under Rule 144.

c)	Subsequent to the Secondary Equity Period, at the end of each subsequent calendar quarter for four (4) quarters (the “Additional Equity Periods)”, the Caliwanna owners, or their designees, shall be issued a number of JV Preferred shares equal to the following formula:

One hundred fifty percent (150%) of the JV revenues booked and collected during the calendar quarter divided by the closing price of the common shares of Cannabis Global on the day of the issuance date.

All shares of JV Preferred shares outlined in this section 4.3.3 and the common shares convertible thereby, are restricted securities under Rule 144.

4.4.4 Issuances Relative to Sales of the Non Caliwanna Brands.

a)	At the calendar quarter ending after the first six (6) months of the Effective Date (the “First Equity Period for Non-Caliwanna Brand Sales”), the Caliwanna owners, or their designees, shall be issued a number of JV Preferred Shares according to the following formula:

One hundred percent (100%) of the JV revenues booked and collected during the First Equity Period for Non-Caliwanna Brand Sales divided by the closing price of the common shares of Cannabis Global on the day of the issuance date, divided by one thousand (1,000).

b)	Subsequent to the First Equity Period, at the end of each subsequent calendar quarter for six (6) calendar quarters (the “Additional Equity Periods for Non-Caliwanna Brand Sales”), the Caliwanna owners, or their designees, shall be issued a number of JV Preferred Shares according to the following formula:

One hundred percent (100%) of the JV revenues booked and collected during the Additional Equity Periods for Non-Caliwanna Brand Sales divided by the closing price of the common shares of Cannabis Global on the day of the issuance date, divided by one thousand (1,000).

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All shares of JV Preferred shares outlined in this section 4.4.4 and the common shares convertible thereby are restricted securities under Rule 144.

Section 5 Representations of the Parties.

5.1	Organization. Each Party that is a corporation or limited liability company is duly organized and incorporated and in good standing in the jurisdiction of its incorporation, has full power and authority to enter into and perform its obligations under this Agreement and has the requisite approval of its Board of Directors or Managers to enter into this Agreement and to consummate the transactions contemplated hereby and thereby;

5.2	Authority. This Agreement is valid, binding, and enforceable obligations of the Parties, which have executed such agreements, in accordance with their terms (except that the enforceability of such Party’s obligations thereunder is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law or in arbitration). All material consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation that must be obtained or satisfied by such Party and are necessary for such Party’s execution and delivery of this Agreement and the Ancillary Agreements or the performance of the terms thereof have been obtained and satisfied;

5.3	No Conflicts. The Parties represent that each Party is free and clear of other conflicts that may affect the business operations or profitability of the Joint Venture. This includes, but is not limited to non-compete agreements, business sales agreements, patent and/or other intellectual property agreements and any or all other such business or personal agreements that may affect business operations.

5.4	Binding Agreement. The execution and delivery of this Agreement by each Party which has executed the agreements, and the consummation of the transactions contemplated thereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement, indenture, judgment, decree, order, or award of any court, governmental body, or arbitrator applicable to such Party, including any law, rule or regulation applicable to such Party, or their respective incorporation or organizational documents;

5.5	Asset Control. No party represents that it is the respective sole and exclusive legal licensee and has sole and exclusive control of the entire right, title, and interest in and any assets not specifically outlined in this Agreement.

5.6	No Transfer. No Party has been granted and will not grant any license or other contingent or noncontingent right, title or interest under or relating to its assets including the city and state licenses in California and will not be under any obligation that does or will conflict with or otherwise affect this Agreement. It is understood by the Parties there is no transfer of any licenses within this Agreement.

5.7	No Obligation. No Party is under no obligation to any third Party that would interfere with its representations, warranties or obligations under this Agreement.

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Section 6 – Dissolution and Winding Up

6.1 General Dissolution. The Joint Venture will be terminated and dissolved upon the unanimous resolution of the Board of Directors and Shareholders.

6.2 Caliwanna Optional Dissolution. Anytime within the first nine (9) months after the Effective Date, Caliwanna shall have the option to terminate its participation on the JV. Upon the exercise of the option, the brands outlined in Appendix A shall remain the property of Caliwanna and the Caliwanna Owners. Upon resolution under this Section 6.2, Caliwanna and the Caliwanna Owners shall receive all compensation and issues outlined in this Agreement through the termination with full rights under this Agreement pro rated up to the date of Caliwanna’s Optional Dissolution.

6.3 Elective Dissolution – Cessation of Business. The Joint Venture may be terminated and dissolved, at unanimous election of the Board of Directors as follows:

(a)	Upon the occurrence of any event, or the existence of any condition beyond the reasonable control of the Joint Venture, which prevents the Joint Venture from operations consistent with the purpose of the Joint Venture, or the Joint Venture is otherwise unable to carry out its purpose, and such event or condition cannot be corrected within a reasonable time, at a reasonable expense.

(b)	Upon such dissolution, the brands outlined in Appendix A shall remain the property of Caliwanna and the Caliwanna Owners.

6.4 Default Dissolution. The non-defaulting Party may elect to terminate and dissolve the Joint Venture in the event of a default, as specified below, by the other Party. The occurrence of any of the following events shall constitute a default by a Party:

(a)	A Party or its Affiliate shall materially default in the observance or performance of any material agreement, covenant, or condition contained in this Agreement or in any material agreement with or relating to the Joint Venture, and such default shall continue to exist for a period of sixty (60) days after the other Party or the Joint Venture gives such defaulting Party or its Affiliate written notice of such default;

(b)	A representation or warranty made by the Party herein or in any Ancillary Agreement (or in any certificate or financial or other statement furnished by such Party to the other in connection therewith) or by the Party’s Affiliate in connection with this Agreement or any Ancillary Agreement shall prove to be false or misleading in any respect which would have a material adverse effect on the Joint Venture or the other Party, and remain uncured for a period of sixty (60) days after the other Party gives the Party or its Affiliate written notice of such default;

(c)	There is an entry of an order for relief or the institution of any proceedings of any nature under the laws of the United States or any state or any foreign country for relief of debtors wherein an Party is seeking relief as debtor; there is an appointment of a receiver, trustee, custodian or like officer for all or substantially all of the business or assets of such Party on the grounds of insolvency and either the Party has consented to such appointment, or has failed to vacate or otherwise cause said appointment to be set aside within 60 days; or there is the institution against such Party of a proceeding under the Federal bankruptcy act or any law of the United States or other jurisdiction now in existence or hereinafter enacted having the same general purpose which proceeding is not dismissed or discharged within 60 days after the institution thereof.

(d)	Upon such dissolution, the brands outlined in Appendix A shall remain the property of Caliwanna and the Caliwanna Owners.

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6.5 End of JV Term Dissolution. At the end of the term of this agreement, which is defined as two (2) years from the Effective Date, the JV Owners shall have the option, upon majority vote of the JV Board, to:

i)	Subject to the requirement the total market capitalization of Cannabis Global is two times (2x) its total outstanding debt, pay a sum of one hundred fifty (150%) of trailing twelve (12) month revenues of the Caliwanna Brands to the Caliwanna Owners for all rights, without limitation, to the Caliwanna brands, all rights to the business operations of the JV, including, without limitation, and to all assets of the JV, or,
ii)	Terminate the participation of Caliwanna and the Caliwanna owners in the JV and return all Caliwanna Brands to Caliwanna and the Owners of Caliwanna, or,
iii)	Enter into a new agreement with the NPE Group members, Caliwanna and/or the Owners of Caliwanna.

Section 7 – Dispute Resolution

7.1 Initial Procedure. The Joint Venture Parties agree to meet informally in an attempt to resolve the dispute amongst them acting in good faith.

If the Joint Venture Parties cannot resolve the dispute, they shall then be required to endeavor to achieve a resolution of such claim, dispute, difference or controversy by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Procedures, before resorting to arbitration, litigation, or some other dispute resolution procedure.

The Party which elects to seek resolution of such claim, dispute, difference or controversy by mediation shall notify the other Party in writing of such election. Any such notice shall describe in reasonable detail the subject matter of such claim, dispute, difference or controversy, and include a statement of such party’s position and a summary of the arguments supporting that position and the relief sought and shall also identify the names of three (3) prospective, independent, neutral mediators and include a statement of their respective curricula vitae. Each of such prospective mediators shall be a Party of the American Arbitration Association National Roster of Arbitrators and Mediators and have experience in commercial matters, including, if practicable, joint ventures.

Within ten (10) business days following its receipt of such notice, the recipient Party shall submit to the other Party a written response, which the response shall include a reasonably detailed statement of the recipient Party’s position regarding the dispute identified by the notifying Party and a summary of the arguments supporting that position. Any such response shall also include the name, selected from the list of prospective mediators provided by the notifying party, of the individual who will act as the mediator in the dispute identified by the notifying party.

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The Parties shall meet with the selected mediator in the City of Los Angeles, California, or such other location as the Joint Venture Parties may mutually agree within thirty (30) business days after the recipient Party has received notice of the dispute and shall proceed diligently and in good faith, using commercially reasonable efforts, to resolve the matters in dispute. The mediation shall not continue longer than one (1) hearing day without the written approval of both parties. Neither Party shall be bound by any recommendation of the mediator. One or more senior executives from each party shall personally participate in the mediation proceedings contemplated herein and shall endeavor to achieve a resolution of the dispute through mutual agreement.

The senior executives, who shall have full authority to decide on behalf of and bind their respective entities, shall allocate at least one (1) full business day of their time for the mediation process on any such claim, dispute, difference or controversy submitted to mediation hereunder. Such senior executives may be represented by counsel in connection with any such mediation proceedings and, in addition, either party may, with permission of the mediator, bring such additional persons as are needed to respond to questions, contribute information or participate in the negotiations.

The fees and expenses of the mediator and the American Arbitration Association shall be shared equally by both parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to any such claim, dispute, difference or controversy and any related matters. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any employees of the American Arbitration Association, are confidential, privileged and inadmissible for any purpose, including, but not limited to, impeachment, in any arbitration, litigation or other proceeding related to this Agreement, provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

At no time prior to or during the mediation shall either party initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by agreement of the parties. If any such claim, dispute, difference or controversy is not resolved by such mediation, either party may pursue such rights and remedies as may be available to either of them under this Agreement or at law or in equity.

7.2 Injunctive Relief. Nothing in this Agreement shall preclude any Party, at any time, from taking or requesting any judicial or other authority in any country to order any provisional or conservatory measure, including pre-award attachment, injunction or similar remedy for the presentation of its rights and interests.

7.3 Governing Law. This agreement shall be deemed to have been entered into in California and shall be governed by and construed under the laws of California without giving effect to the principles of conflicts of law. Any Dispute for which a Party is permitted to bring a court proceeding shall be instituted in the courts of California, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

7.4 Attorney fees. In any Dispute for which a Party is permitted to bring a court or arbitration proceeding, the prevailing Party shall be entitled to recover its actual attorneys' fees and court costs from the nonprevailing Party.

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Section 8 Indemnifications

8.1 Indemnification Obligations. Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, successors and assigns against all Losses arising out of or resulting from any third-party claim, suit, action or proceeding related to or arising out of or resulting from:

(a)	the other Party's breach of any representation, warranty, covenant or obligation under this Agreement; or

(b)	use by the Joint Venture in connection with any operational activities performed pursuant to the Joint Venture. Riverside Hemp Joint Venture shall obtain appropriate and sufficient general liability insurance to cover its Joint Venture operations in an amount equal to one million dollars per occurrence, with appropriate coverage that is customary for the agricultural operations undertaken by the Joint Venture.

8,2 Indemnification Procedure. The indemnitee shall promptly notify the indemnitor in writing of any Action and cooperate with the indemnitee at the indemnitor's sole cost and expense. The indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice/reasonably acceptable to the indemnitee to handle and defend the Action, at the indemnitor's sole cost and expense. The indemnitor shall not settle any Action in a manner that adversely affects the indemnitee's rights without the indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. The indemnitee's failure to perform any obligations under this Section shall not relieve the indemnitor of its obligation under this Section except to the extent that the indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing

Section 9 Miscellaneous Provisions

9.1 Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a)	acts of God;

(b)	flood, fire or explosion;

(c)	war, terrorism, invasion, riot or other civil unrest;

(d)	embargoes or blockades in effect on or after the date of this Agreement;

(e)	national or regional emergency;

(f)	strikes, labor stoppages or slowdowns or other industrial disturbances;

each of the foregoing, a "Force Majeure"), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of one hundred and twenty (120) Business Days or more. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in the Joint Venture Plan shall automatically be extended for a period up to the duration of the Force Majeure event.

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9.2	Further Assurances. Each Party shall, upon reasonable request, and at the request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

9.3	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Any party to this Agreement may deliver an executed copy hereof or of any of the Related Agreements by facsimile transmission or electronically in Portable Document Format (PDF) to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of any of the Related Agreements.

9.4	Publicity. Each Party agrees that press releases and/or federal regulatory agency and other announcements to be made by the Joint Venture may be required and that neither Party will withhold any such reasonable request.

9.5	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6	Assignability. This Agreement, and all rights and obligations hereunder, are personal to the Parties and shall not be assigned by any of them voluntarily or by operation of law without the prior written consent thereto by the other Parties hereto. No assignment shall become effective until the prospective transferee has executed and delivered to the Joint Venture an undertaking satisfactory to counsel for the other parties in which the transferee agrees to be bound by the terms of this Agreement and all of the Related Agreements as may be appropriate.

9.7	No Waiver. A failure by any party to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver be implied from any act or omission. No waiver by a party with respect to any right shall extend its effect to any subsequent breach of the terms hereof of like or different kind unless such waiver explicitly provides otherwise.

9.8	Agreements. This Agreement may be altered, modified, or amended only by a written instrument duly executed by each of the Parties.

9.9	Complete Agreement. This Agreement amends and restates, in its entirety, the Joint Venture Agreement. This Agreement, together with the Disclosure Schedules hereto and the Ancillary Agreements, represent the entire agreement of the parties with respect to the transactions contemplated hereby and shall supersede and replace the existing Joint Venture Agreement and any and all previous contracts, arrangements, understandings, negotiations and commitments between the parties with respect to the transactions contemplated hereby (whether oral or written); provided, however, that it does not change or otherwise alter or affect any of the Ancillary Agreements except to the extent that the provisions of any such Ancillary Agreements are inconsistent with any of the provisions hereof, in which event the provisions of this Agreement will govern and control.

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9.10	Responsibility for Breach by Affiliates. Each Party shall be responsible for and liable for any breach of the provisions of this Agreement or any agreement executed in connection herewith (including, but not limited to, the Related Agreements) by its Affiliates, and any such breach by a Party’s Affiliate shall be considered a breach of this Agreement by such Party.

9.11	No manipulation or insider trading. At no time shall any party engage, or engage in assisting any other party, in the trading of any securities, and specifically the securities of Cannabis Global, Inc., that is based on non-public information or for the purposes of manipulating the value of such a security. Neither Bitzer or Afari, nor any of their affiliates has an open short position in the Common Stock of the Company, and Bitzer and Afari agree that they shall not, and that they will cause their affiliates not to, engage in any short sales of or hedging transactions with respect to the Common Stock as long as the Promissory Note remains outstanding.

9.12	Due Diligence and Adequate Time. Each Party certifies it has performed adequate due diligence and has been provided with adequate time to determine the merits of entering into this Agreement.

9.13	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in to the Parties via the addresses provided herein on the signature pages of this Agreement.

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the five (5) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid to the address noted on the signature pages of this Agreements.

9.14	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(end of sections – signature pages follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

FOR CALIWANNA:

By: X /s/ Nicolas Bitzer

Nicolas Bitzer

FOR CALIWANNA:

FOR CALIWANNA:

By: X  /s/ Daniel Afari

DANIEL AFARI

FOR Nicolas Bitzer:

By: X   /s/ Nicolas Bitzer

Nicolas Bitzer

FOR DANIEL AFARI:

FOR CALIWANNA:

By: X  /s/ Daniel Afari

DANIEL AFARI

FOR NATURAL PLANT EXTRACT OF CALIFORNIA

By: X  /s/ Arman Tabatabaei

ARMAN TABATABAEI

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(Second signature page)

FOR NORTHERN LIGHTS DISTRIBUTION, INC.

By: X  /s/ Arman Tabatabaei

ARMAN TABATABAEI

FOR CANNABIS GLOBAL, INC.

By: X  /s/ Arman Tabatabaei

ARMAN TABATABAEI

(end of signature pages and document)

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Appendix A

Caliwanna Brands:

1) Wolfgang Wax

2) Los Angeles Palm Trees

3) El Cheapo

Also any newly developed brands throughout the contract.

4)	Other brands to be designated as JV Brands by the Caliwana Owners and the JV Board.

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Appendix B – The Marketing Investment

The Marketing Investment) to be made by the NPE Group shall total three hundred eight thousand dollars ($290,000), as follows:

1)	Within 30 Days of the Marketing FundRaising Event – Ten Thousand Dollars ($10,000),
2)	On the first of each month for a period of five (5) months following the Marketing FundRaising Event - Twenty Thousand Dollars ($20,000) (the “Initial Five Month Funding Period”),
3)	Subsequent to the Initial six Month Funding Period, on the first of each month for a period of six (6) months– Thirty Thousand Dollars ($30,000).

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Appendix C – Other Marketing Brands

1)  Cobra extracts

2)  Lolo

3)  Headset

4)  Freeway

5)  Infms Farms

6)  Gas Bags

7)  California Wildfire

- any Other new brands distributed by Caliwanna with to the JV agrees to distribute

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